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                    EXHIBIT 23.2 - CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the IQ Software Corporation 1993 Stock Option Plan and to the incorporation by reference therein of our report dated March 1, 1996 (except for the second paragraph of Note 4 as to which the date is April 18, 1996), with respect to the consolidated financial statements and schedule of IQ Software Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 1996, filed with the Securities and Exchange Commission.


                               /S/ Ernst & Young LLP


                               ERNST & YOUNG LLP



Atlanta, Georgia
July 9, 1996